Exhibit 99.1

For Release Wednesday, August 25, 2004; 4:00 PM EDT

CYBERONICS RAISES Q2 EARNINGS GUIDANCE AND DISCLOSES DEPRESSION REGULATORY OPTIONS
Q2 Guidance Raised From a Net Loss of $0.38 per share to a Net Loss of $0.14 per share
Conference call scheduled for 4:30 PM EDT

HOUSTON, Texas, August 25, 2004 — Cyberonics, Inc. (NASDAQ:CYBX) today announced revised guidance for the second quarter ending October 29, 2004 and disclosed the regulatory options available to the company to obtain FDA approval of its Expedited Review Pre-Market Application Supplement (PMA-S) for Vagus Nerve Stimulation (VNS) as an adjunctive long-term treatment for patients with chronic or recurrent treatment-resistant depression that have failed to respond to at least four adequate antidepressant treatments.

“We are raising our second quarter earnings guidance from a net loss of $9 million, or $0.38 per share, to a net loss of $3.4 million, or $0.14 per share,” commented Pamela B. Westbrook, Vice President, Finance & Administration and Chief Financial Officer. “We are making no changes to our sales or gross profit margin guidance and expect Q2 net sales will be approximately $25 million and gross profit margin to be about 84%. We are raising our Q2 earnings guidance to reflect significant reductions in depression spending resulting from the deferral of planned increases in Q2 depression spending.”

“Regulations, precedents and recent dialogue with FDA suggest that there are three depression regulatory options available to Cyberonics to obtain FDA approval of its Expedited Review Treatment-Resistant Depression PMA-Supplement,” added Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “In order of priority they are (1) an informal appeal process, (2) formal appeal processes, and (3) additional studies. Our first priority is the informal appeal process to work with FDA to determine if the concerns raised in FDA’s not-approvable letter may be addressed by existing study data. The second priority is the formal appeal processes including a Petition of Reconsideration, a Formal Evidentiary Hearing, and a Dispute Resolution Panel. The last resort is of course a new randomized controlled study as requested in FDA’s not-approvable letter. We should know by calendar year-end whether the last resort is the only option available to us.”

“Cyberonics remains firmly committed to its mission to improve the lives of people touched by pharmaco-resistant epilepsy, treatment-resistant depression and other chronic disorders that prove to be treatable with our patented therapy, VNS,” continued Mr. Cummins. “Cyberonics and VNS Therapy’s 16 year track record, including seven years of worldwide commercial experience in epilepsy, three years of commercial depression experience in Canada and Europe and six years of depression clinical studies in the United

States, is a strong testament to that unwavering commitment. In the case of depression, our mission demands that we work diligently with FDA to approve VNS as recommended by the specially chosen Advisory Panel of experts on June 15, 2004 to provide psychiatrists, surgeons, hospitals, payers and Americans living with extreme treatment-resistant depression what they don’t have today and that’s an informatively-labeled FDA approved safe and effective long-term treatment option.”

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION

To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 9510401; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call on Wednesday, August 25, 2004 through Wednesday, September 8, 2004 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 9510401.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within 2 hours after the completion of the webcast and available for one year.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS TherapyTM System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company’s initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 29,000 epilepsy patients in 24 countries have accumulated over 72,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression). VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer’s disease, and chronic headache/migraine. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning guidance for the second quarter of fiscal 2005 relating to anticipated sales, gross profit margin, operating expenses and earnings, investments in new indication development, net income, profits and earnings per share, maintaining and obtaining appropriate regulatory approvals, developing VNS as a treatment for depression, the timing and outcome of clinical studies, improving our business model, building shareholder value, improving our productivity and efficiencies and increasing our sales, improving our net earnings and return on equity. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of depression, Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed in from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook Vice President of Finance and CFO Cyberonics, Inc. 100 Cyberonics Blvd. Houston, TX 77058 Main: (281) 228-7200 Fax: (281) 218-9332 pbw@cyberonics.com	Helen Shik Vice President Schwartz Communications 230 Third Avenue Waltham, MA 02154 Main: (781) 684-0770 ext. 6587 Fax: (781) 684-6500 hshik@schwartz-pr.com

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